Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman & President

ZENITH INCREASES QUARTERLY DIVIDEND BY 20%
TO $0.42 PER SHARE

WOODLAND HILLS, CALIFORNIA, February 16, 2007  .  .  ..  .  .  .  .  ..  .  .  ..  .  .  ..  Zenith National Insurance Corp. (NYSE:ZNT) today declared a regular quarterly cash dividend of $0.42 per share on its outstanding shares, an increase of 20% from $0.35 per share declared previously in 2006.  The dividend is payable May 11, 2007 to stockholders of record at the close of business on April 27, 2007.

Commenting on the dividend increase, Stanley R. Zax, Chairman and President, said “Our Board of Directors increased the dividend in recognition of improved earnings and financial strength.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; (8) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (9) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.

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